Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-10 of Altasgas Ltd. of our reports dated November 21, 2017, relating to the consolidated financial statements of WGL Holdings, Inc. and the financial statements of Washington Gas Light Company appearing in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, VA

June 13, 2018